Exhibit 10.1

SECOND AMENDMENT

OF

FMC TECHNOLOGIES, INC. SAVINGS AND INVESTMENT PLAN

WHEREAS, FMC Technologies, Inc. (the “Company”) maintains the FMC Technologies, Inc. Savings and Investment Plan, as amended and restated effective January 1, 2002 (the “Plan);

WHEREAS, the Company previously submitted the Plan, in draft form, together with the prior Plan document, which was adopted effective September 28, 2001 (the “Prior Plan Document”) and the First through Eighth Amendments to the Prior Plan Document, to the IRS on January 31, 2008, for the issuance of a new IRS favorable determination letter, which letter was subsequently issued on November 6, 2009 (the “2009 Determination Letter”);

WHEREAS, the 2009 Determination Letter conditioned the effectiveness of such letter on the Company’s timely execution of the Plan, which timely execution occurred on February 2, 2010;

WHEREAS, during the IRS’ determination letter review process and prior to the execution of the Plan on February 2, 2010, additional amendments were made to the Prior Plan Document in the form of the Ninth, Tenth and Eleventh Amendments (the “Interim Amendments”);

WHEREAS, in order to clearly reflect the continued effectiveness of the Interim Amendments and preserve the ordering of the documents constituting the Plan, as approved by the IRS in the 2009 Determination Letter, and subsequent amendments thereto, the Company desires to re-order and incorporate the provisions contained in the Interim Amendments into this Second Amendment to the Plan; and

WHEREAS, the Company desires to amend the Plan in certain respects, including to reflect the merger of certain assets from the Administaff 401(k) Plan into the Plan, effective May 28, 2010, which are attributable to employees of Direct Drive Systems, Inc. that became a member of the Company’s controlled group of corporations as a result of the Company’s acquisition of Direct Drive Systems, Inc. on October 30, 2009; and

WHEREAS, the Second Amendment will supersede the provisions of the Plan to the extent those provisions are inconsistent with the provisions of the amendment;

NOW, THEREFORE, by virtue of the authority reserved to the Company by Section 12.1 of the Plan, the Plan is hereby amended as follows, effective June 1, 2010:

1. The provisions of the Interim Amendments, attached hereto as Exhibit A, B and C, are hereby incorporated into and are made a part of the Plan, effective as if such provisions were originally included in the Plan, as amended and restated effective January 1, 2002.

2. The following text is hereby added to the Plan to read as follows:

MERGER INTO PLAN

Effective May 28, 2010, the assets and liabilities attributable to employees of Direct Drive Systems, Inc. under the Administaff 401(k) Plan (the “Administaff Plan”) are hereby merged with and into the Plan. In accordance with Section 414(l) of the Code, the benefit each Participant would receive if the Plan were terminated immediately after the merger is not less than the benefit such Participant would have received if the Plan (or the Administaff Plan) had terminated immediately before the merger. The merger and corresponding transfer of assets and liabilities from the Administaff Plan to the Plan shall be accomplished in a manner that complies with the Section 414(l) of the Code and Treasury regulations promulgated thereunder, the protected benefit rules under Section 411(d)(6) of Code and Treasury regulations promulgated thereunder and all other applicable laws.

3. The definition of “Account” set forth in Article I of the Plan is hereby amended in its entirety to read as follows:

“Account” means any Pre-Tax Contribution Account, After-Tax Contribution Account, Company Contribution Account, Company Nonelective Contribution Account, Company Safe Harbor Matching Contribution Account, Contingent Account, Rollover Contribution Account and Roth Elective Contribution Account established on behalf of a Participant.

4. The defined term “Roth Elective Contributions” is hereby added to Article I of the Plan and shall read as follows:

Roth Elective Contributions means the Roth elective contributions made by a Participant under the Administaff 401(k) Plan which were transferred to this Plan, effective May 28, 2010, as a result of the acquisition of Direct Drive Systems, Inc. by the Company. Notwithstanding any provision of the Plan to the contrary, except for transferred Roth elective contributions described immediately above, Roth Elective Contributions are not permitted to be made to the Plan.

5. The defined term “Roth Elective Contribution Account” is hereby added to Article I of the Plan and shall read as follows:

Roth Elective Contribution Account means the account maintained as to each eligible Participant, to which Roth Elective Contributions are held for each eligible Participant, and to which all earnings and losses attributable thereto it, are allocated.

6. Section 4.1 of the Plan is hereby amended in its entirety to read as follows:

4.1	Vesting in After-Tax, Company Safe Harbor Matching, Pre-Tax, Rollover and Roth Elective Contributions Accounts

A Participant is always 100% vested in the balance of his or her After-Tax Contribution Account, Company Safe Harbor Matching Contribution Account, Pre-Tax Contribution Account, Rollover Contribution Account, and Roth Elective Contribution Account.

7. Section 4.2.4 of the Plan is hereby added to the Plan to read as follows:

A Participant who immediately prior to closing of the Company’s acquisition of Direct Drive Systems, Inc. on October 30, 2009, was an employee of Direct Drive Systems, Inc. shall at all times be fully vested in the Participant’s Company Contribution Account.

8. Section 5.3 of the Plan is hereby amended in its entirety to read as follows:

5.3	Distribution of Amounts held in a Participant’s Company Safe Harbor Matching Contribution Account, Pre-Tax Contribution Account and Roth Elective Contribution Account.

Notwithstanding any Plan provisions to the contrary, amounts held in a Participant’s Company Safe Harbor Matching Contribution Account, Pre-Tax Contribution Account and Roth Elective Contribution Account are not distributable earlier than upon:

(1)	the Participant’s severance from employment. Notwithstanding anything herein to the contrary, a severance from employment shall not occur when an individual changes status from an Eligible Employee to a Leased Employee;

(2)	the Participant’s death;

(3)	the Participant’s Disability;

(4)	the Participant’s attainment of age 59-1/2;

(5)	with respect to a Participant’s Pre-Tax Contribution Account or Roth Elective Contribution Account only, the proven financial hardship of the Participant as described in Section 6.6.3; or

(6)	the termination of the Plan without the “employer” maintaining an “alternative defined contribution plan” at any time during the period beginning on the date of plan termination and ending 12 months after all assets have been distributed from the Plan. Such a distribution must be made in a “lump sum.” For purposes of this Section, the terms “employer,” “alternative defined contribution plan,” and “lump sum” are as defined under Treasury Regulation Section 1.401(k)-1(d)(4).

9. The heading for Article VI is hereby amended in its entirety to read “Forms of Benefit, In-Service Withdrawals and Loans.”

10. Section 6.5.4 is hereby added to the Plan to read as follows:

6.5.4 A portion of a distribution shall not fail to be an Eligible Rollover Distribution merely because the portion consists of Roth Elective Contributions which are not included in gross income. However, such portion may be transferred only to another Roth elective deferral account under an applicable retirement plan described in Section 402A(e)(1) of the Code or to a Roth IRA described in Section 408A of the Code, and only to the extent the rollover is permitted under Section 402(c) of the Code. In addition, if any portion of an Eligible Rollover Distribution is attributable to payments or distributions from a designated Roth account described in Section 402A of the Code, an “eligible retirement plan” with respect to such portion shall include only another designated Roth account and a Roth IRA.

11. Section 6.6.2(h) of the Plan is hereby amended in its entirety to read as follows:

(h)	all of the current value of vested Company Contributions made prior to June 1, 2010, Company Nonelective Contributions made prior to June 1, 2010, and FMC contributions made as to After-Tax Contributions he or she made to the Plan or FMC Plans after December 31, 1986 and prior to June 1, 2010.

12. The introductory paragraph to Section 6.6.3 of the Plan is hereby amended in its entirety to read as follows:

An active Participant may make a hardship withdrawal from his or her Pre-Tax Contribution Account, Roth Elective Contribution Account or Rollover Contribution Account, as elected by the Participant, if he or she demonstrates to the Administrator that the withdrawal is necessary to satisfy the Participant’s immediate and heavy financial need. A hardship withdrawal cannot exceed 100% of the combined total amount of such Participant’s Pre-Tax Contribution Account, Roth Elective Contribution Account and Rollover Contribution Account (excluding adjustment for any income credited to such Participant’s Pre-Tax Contribution Account, Roth Elective Contribution Account and Rollover Contribution Account) at the date of the withdrawal. In addition, the minimum hardship withdrawal permitted is $500, or, if less, the combined total amount of a Participant’s Pre-Tax Contribution Account, Roth Elective Contribution Account and Rollover Contribution Account (excluding adjustment for any income credited to such Participant’s Pre-Tax Contribution Account, Roth Elective Contribution Account and Rollover Contribution Account) at the date of withdrawal.

13. Section 6.6.7 is hereby added to the Plan to read as follows:

Loans are not permitted to be made from a Participant’s Roth Elective Contribution Account.

IN WITNESS WHEREOF, the Company has caused this amendment to be executed by a duly authorized representative this 28th day of May, 2010.

FMC Technologies, Inc.

By:	/s/ Mark J. Scott
Its:	Vice President, Administration

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